EX99-2

                            SECRETARY'S CERTIFICATE

I, David James, Assistant Secretary of Total Return US Treasury Fund, Inc., Managed Municipal Fund, Inc., North American Government Bond Fund, Inc. and ISI Strategy Fund, Inc. (collectively, the "Funds"), hereby certify that the following resolutions were adopted by the Board of Directors of the Funds on September 23, 2010, and that such resolutions have not been rescinded, amended or modified and on the date hereof are in full force and effect:

RESOLVED, with respect to each of TOTAL RETURN U.S. TREASURY FUND INC., MANAGED
            MUNICIPAL FUND, INC., NORTH AMERICAN GOVERNMENT BOND FUND, INC. and ISI STRATEGY FUND, INC. (each a "Fund" and, together, the "FUNDS"), that taking into consideration all relevant factors, it is the determination of the Board of each Fund, including a majority of its Disinterested Directors (as defined in section 2(a)(19) of the Investment Company Act of 1940, as amended, (the "1940 Act"), that the joint Fidelity Bond (the "Bond") issued by Great American Insurance Company effective November 1, 2010 to November 1, 2011, in the amount of $2,050,000 is reasonable and is in the best interests of each FUND and its shareholders; and

FURTHER RESOLVED, that taking into consideration all relevant factors, it is the determination of the Board of each FUND, including a majority of its Disinterested Directors (as defined in section 2(a)(19) of the 1940
            Act), that each FUND shall be allocated a portion of the premium equal to the proportion that the minimum amount of fidelity bond coverage required for each FUND individually under Rule 17g-1 of the 1940 Act bears to the total limit; and

FURTHER RESOLVED, that the Assistant Secretaries of the FUNDS be, and each hereby is, authorized and directed to prepare, execute and file such supplements to the Bond and to pay all premiums and make such filings as may be necessary to maintain or increase the current amount of fidelity bond coverage in accordance with the 1940 Act, and the rules thereunder; and

FURTHER RESOLVED, that the FUNDS may enter into an agreement with all other insureds under the Bond providing that in the event recovery is received under the Bond as a result of a loss sustained by more than a single FUND, each such FUND shall receive an equitable and proportionate share of the recovery at least equal to the amount which it would have received had it provided and maintained a single insured bond.



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IN WITNESS WHEREOF, I have hereunto signed my name this 1st day of December,
2010.

                                            /s/ David James
                                            --------------------------------
                                            David James, Assistant Secretary